Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Vice President		Director
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS RECORD SECOND QUARTER DILUTED EPS OF $0.40;

QUARTERLY NET EARNINGS RISE 22.5%, LEADING TO RECORD FIRST HALF RESULTS

WOONSOCKET, RHODE ISLAND, August 3, 2006 - CVS Corporation (NYSE: CVS), today announced record revenues and earnings for the quarter ended July 1, 2006.

Net earnings for the quarter increased 22.5% to $337.9 million or $0.40 per diluted share, compared with net earnings of $275.9 million or $0.33 per diluted share in the second quarter of 2005. The Company estimates that the acquisition of 701 standalone Sav-on and Osco drugstores on June 2, 2006, had a negative impact of approximately one and a half cents per diluted share in the second quarter of 2006. The Company’s second quarter results compared to last year were driven by significant sales growth, improved gross margins and solid expense control in the core business offset, in part, by costs attributable to the integration of the acquired business. Net earnings for the first half of 2006 increased 18.0% to $667.5 million or $0.78 per diluted share, compared with net earnings of $565.6 million or $0.67 per diluted share in the first half of 2005.

Tom Ryan, Chairman, President, and Chief Executive Officer, stated: “The second quarter was another milestone quarter for the company. Not only did we complete the acquisition of 701 Sav-on and Osco standalone drugstores and negotiate a deal to purchase MinuteClinic, the leader in retail-based health clinics, but we also delivered record-breaking financial results. Sales growth was strong across all markets in both the front and pharmacy, and we continued to improve our operating efficiencies.

Mr. Ryan continued, “The integration of the newly-acquired drugstores is on schedule. I am very optimistic about the opportunities we see there to improve sales and profitability over the medium- and long-term.”

CVS previously reported that net revenues for the second quarter of 2006, increased 15.8% to $10.6 billion, up from $9.1 billion during the second quarter of 2005. Same store sales (sales from stores open more than one year) for the quarter rose 8.8%, while pharmacy same store sales rose 9.1% and front-end same store sales increased 8.1%. Same store sales do not include the sales results of the drugstores acquired on June 2, 2006. These acquired stores will be included in same store sales following the one-year anniversary of the acquisition, beginning in fiscal July 2007. The Company estimates the Easter shift (April 16th this year versus March 27th last year) had a positive impact of approximately 200 basis points on front-end same store sales in the quarter. Total pharmacy sales represented 69.5% of total company revenues, while third party prescription sales were 94.3% of pharmacy sales, in the second quarter of 2006.

Excluding the impact of the acquisition, during the first six months of 2006, CVS opened 61 new stores, relocated 70 stores and closed 28 stores. As of July 1, 2006, CVS operated 6,205 retail and specialty pharmacy stores in 44 states and the District of Columbia.

The Company will be holding a conference call today for the investment community at 8:30am (EDT) to discuss the quarterly results. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com. This webcast will be archived and available on the web site for a one-month period following the conference call.

CVS is America’s largest retail pharmacy, operating over 6,100 retail and specialty pharmacy stores. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores; its recently acquired stores; its online pharmacy, CVS.com®; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare®. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the press room portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the quarter ended April 1, 2006.

– Tables Follow –

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
In millions, except per share amounts	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net revenues	$10,561.4	$9,121.6	$20,540.6	$18,303.8
Cost of goods sold, buying and warehousing costs	7,717.0	6,704.2	15,047.2	13,505.6

Gross profit	2,844.4	2,417.4	5,493.4	4,798.2
Selling, general and administrative expenses	2,066.3	1,792.1	3,999.4	3,535.2
Depreciation and amortization	183.1	147.6	338.5	285.5

Total operating expenses	2,249.4	1,939.7	4,337.9	3,820.7

Operating profit	595.0	477.7	1,155.5	977.5
Interest expense, net	38.4	28.3	59.5	56.3

Earnings before income tax provision	556.6	449.4	1,096.0	921.2
Income tax provision	218.7	173.5	428.5	355.6

Net earnings	337.9	275.9	667.5	565.6
Preference dividends, net of income tax benefit	3.5	3.5	7.0	7.0

Net earnings available to common shareholders	$334.4	$272.4	$660.5	$558.6

Basic earnings per common share:
Net earnings	$0.41	$0.34	$0.81	$0.69

Weighted average basic common shares outstanding	818.9	810.9	817.9	808.8

Diluted earnings per common share: (1)
Net earnings	$0.40	$0.33	$0.78	$0.67

Weighted average diluted common shares outstanding	850.6	841.9	849.7	839.6

Dividends declared per common share	$0.03875	$0.03625	$0.07750	$0.07250

(1)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.1 million and $1.0 million for the thirteen weeks ended July 1, 2006 and July 2, 2005, respectively. The dilutive earnings adjustment was $2.1 million for the twenty-six weeks ended July 1, 2006 and July 2, 2005.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	July 1, 2006	December 31, 2005
Assets:
Cash and cash equivalents	$532.3	$513.4
Accounts receivable, net	2,031.5	1,839.6
Inventories	6,638.8	5,719.8
Deferred income taxes	235.6	241.1
Other current assets	111.5	78.8

Total current assets	9,549.7	8,392.7

Property and equipment, net	5,839.5	3,952.6
Goodwill	3,464.6	1,789.9
Intangible assets, net	1,076.8	802.2
Deferred income taxes	149.3	122.5
Other assets	221.5	223.5

Total assets	$20,301.4	$15,283.4

Liabilities:
Accounts payable	$2,707.1	$2,467.5
Accrued expenses	1,415.7	1,521.4
Short-term debt	4,461.2	253.4
Current portion of long-term debt	48.1	341.6

Total current liabilities	8,632.1	4,583.9

Long-term debt	1,780.2	1,594.1
Other long-term liabilities	807.1	774.2

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,077,000 shares at July 1, 2006 and 4,165,000 shares at December 31, 2005	217.9	222.6
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 842,537,000 shares at July 1, 2006 and 838,841,000 shares at December 31, 2005	8.4	8.4
Treasury stock, at cost: 23,118,000 shares at July 1, 2006 and 24,533,000 shares at December 31, 2005	(337.1)	(356.5)
Guaranteed ESOP obligation	(114.0)	(114.0)
Capital surplus	2,048.6	1,922.4
Retained earnings	7,342.8	6,738.6
Accumulated other comprehensive loss	(84.6)	(90.3)

Total shareholders’ equity	9,082.0	8,331.2

Total liabilities and shareholders’ equity	$20,301.4	$15,283.4

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
In millions	July 1, 2006	July 2, 2005
Cash flows from operating activities:
Cash receipts from revenues	$20,357.6	$18,361.8
Cash paid for inventory	(14,670.4)	(13,314.0)
Cash paid to other suppliers and employees	(4,416.8)	(4,083.8)
Interest received	7.7	3.2
Interest paid	(84.7)	(65.8)
Income taxes paid	(469.8)	(300.3)

Net cash provided by operating activities	723.6	601.1

Cash flows from investing activities:
Additions to property and equipment	(662.8)	(731.7)
Proceeds from sale-leaseback transactions	—	7.3
Acquisitions (net of cash acquired) and other investments	(3,996.4)	63.7
Proceeds from sale or disposal of assets	14.8	8.7

Net cash used in investing activities	(4,644.4)	(652.0)

Cash flows from financing activities:
Additions to/ (reductions in) short-term debt	4,207.8	(10.6)
Dividends paid	(63.3)	(58.5)
Proceeds from exercise of stock options	83.2	130.6
Excess tax benefits from stock based compensation	17.9	—
Additions to long-term debt	—	16.5
Reductions in long-term debt	(305.9)	(5.3)

Net cash provided by financing activities	3,939.7	72.7

Net increase in cash and cash equivalents	18.9	21.8
Cash and cash equivalents at beginning of period	513.4	392.3

Cash and cash equivalents at end of period	$532.3	$414.1

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$667.5	$565.6
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	338.5	285.5
Stock based compensation	31.8	—
Deferred income taxes and other noncash items	37.6	42.3
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(183.1)	57.9
Inventories	(161.0)	94.1
Other current assets	(30.2)	(27.0)
Other assets	1.9	5.1
Accounts payable	239.7	(223.9)
Accrued expenses	(194.4)	(170.2)
Other long-term liabilities	(24.7)	(28.3)

Net cash provided by operating activities	723.6	601.1